Exhibit 10.1

GENERAL RELEASE & SEPARATION AGREEMENT

This General Release and Separation Agreement (the “Agreement”) is entered into effective as of October 30, 2012 (the “Effective Date”) by and between Andrew Keenan (“you”) and Carbonite, Inc. a Delaware corporation, together with its subsidiaries and affiliates (the “Company”).

WHEREAS, you serve as Chief Financial Officer of the Company and have indicated your desire to voluntarily resign from employment by the Company;

WHEREAS, the Company desires to retain your services through the Resignation Date (as defined below); and

WHEREAS, the Company and you desire to set forth the terms of the resignation, transition and continued employment through the Resignation Date.

NOW, THEREFORE, for good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Upon the earlier to occur of (i) January 31, 2013 or (ii) such date on which you accept employment with a new employer (the “Resignation Date”), your employment with the Company will cease. If the Resignation Date occurs prior to November 1, 2012, you shall be entitled to a severance payment in an amount equal to six (6) times your monthly base salary as of the Effective Date (the “Primary Severance Amount”). If the Resignation Date occurs after November 1, 2012 but before January 31, 2013, in addition to the Primary Severance Amount, you shall be entitled to a severance payment in an amount equal to one and one-half (1  1/2) times your monthly base salary as of the Effective Date (the “First Additional Severance Amount”). If the Resignation Date occurs on January 31, 2012, in addition to the Primary Severance Amount and the First Additional Severance Amount, you shall be entitled to a severance payment in an amount equal to one and one-half (1  1/2) times your monthly base salary as of the Effective Date (the “Second Additional Severance Amount”). The payments contemplated by this Section 1 shall be paid in accordance with the provisions of Section 3.

2.

From the Effective Date through the Resignation Date, (A) you shall receive continued payment of your base salary as of the Effective Date, (B) you shall be eligible to participate in any Company-sponsored employee benefit plans in which you participate as of the Effective Date on substantially the same terms and conditions as those existing on the Effective Date, including your obligation to pay the employee’s premium amount, (C) you shall be eligible for participation in any Company management bonus plan in which you participated for the fiscal year ended December 31, 2012, with any bonus payments due to you thereunder being prorated to reflect the term of your service to the Company prior to the Resignation Date relative to the term of any such plan, and (D) any outstanding stock option grants to you shall continue to vest. For the avoidance of doubt, the Company shall not terminate your employment before the Resignation Date; provided that the Company may, in its discretion, remove responsibilities from you if it appoints a new Chief Financial Officer before the Resignation Date. All employee benefits offered to you by the Company, including health insurance benefits, shall cease as of the Resignation Date. As of the Resignation Date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the attached COBRA notice and by paying the monthly premium therefor. By execution of this Agreement, you hereby resign from your employment and all offices, directorships, and other positions you hold with the Company, its subsidiaries, or affiliated entities effective as of the close of business on the Resignation Date; provided that if the Company appoints a new Chief Financial Officer before the Resignation Date, your resignation from the position of Chief Financial Officer shall take effect immediately upon such appointment without affecting the date established as the Resignation Date pursuant to the first sentence of this paragraph. Any such appointment of a new Chief Financial Officer before the Resignation Date shall not affect the Company’s obligations under this Agreement, including without limitation the obligations under subsections (A) through (E) above.

3.

No later than 10 days following the Resignation Date (and in all events prior to March 15, 2013) (the “Payment Date”), you shall receive a lump-sum payment in an amount equal to Primary Severance Amount. If you are entitled to receive the First Additional Severance Amount and/or the Second Additional Severance Amount pursuant to the provisions of Section 1, any such amount shall be paid to you in a lump-sum on the Payment Date. The period beginning on the Resignation Date and ending on the date that is the six (6) month anniversary of the Resignation Date, if you are only eligible to receive the Primary Severance Amount, the date that is the seven and one-half (7  1/2) month anniversary of the Resignation Date, if you are eligible to receive the First Additional Severance Amount and the date that is the nine (9) month anniversary Resignation Date, if you are eligible to receive the Second Additional Severance Amount, as applicable, shall be referred to herein as the “Severance Period.”

4.	If you elect continuation coverage under COBRA, during the Severance Period until such time as you accept employment with a new employer, on the first day of each calendar month, you shall receive a payment in an amount equal to the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding the Effective Date, prorated, as applicable, for any portion of any calendar month included within the Severance Period prior to your acceptance of employment with a new employer. In addition, if you are entitled to receive the First Additional Severance Amount, and/or the Second Additional Severance Amount pursuant to the provisions of Section 1, immediately prior to the Resignation Date, the Company shall accelerate the vesting of all outstanding stock option grants to you such that all of your outstanding stock options will be vested and exercisable for such number of shares of the Company’s common stock as to which such stock options would have been exercisable had your employment with the Company continued through the applicable Severance Period. You shall not be entitled to any other amounts from the Company. If, during the Severance Period, you accept employment with a new employer, you shall promptly notify the Company.

5.	Notwithstanding anything in the agreements governing your stock option grants to the contrary, you shall be eligible to exercise such stock options to purchase shares of the Company’s common stock, to the extent that such options are vested and exercisable, through the second anniversary of the Resignation Date; provided, however, that the extension of the exercise period for such options shall result in treatment of such options as non-statutory stock options rather than incentive stock options.

6.

In consideration of the foregoing payments and other provisions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you and to which you acknowledge that you would not otherwise be entitled, you, on behalf of yourself, your heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily release, covenant not to sue, and forever discharge the Company, and its officers, agents, affiliates, directors, stockholders, and employees (“Released Parties”) of and from any and all claims, demands, actions, causes of action and liabilities, of every name and nature, both in law and equity, whether known or unknown, which you may have, now or in the future, or have ever had from the beginning of the world to this date, (“Claims”) including but not limited to any and all Claims arising out of, based on or connected with your employment by the Company and the termination of that employment, including without limitation Claims arising under or based on the National Labor Relations Act of 1947; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; The Older Workers’ Benefits Protection Act of 1990; Section 1981 of the Civil Rights Act of 1866; Massachusetts General Laws Chapter 151B; the Equal Pay Act of 1963; Section 1985 of the Civil Rights Act of 1871; the Americans with Disabilities Act of 1990; each of the foregoing as amended; and any other federal or state law, statute, public policy, or regulation, or common law, affecting or relating to the Claims or rights of employees including any statutory or common law right to legal fees. It is expressly understood and agreed that this release is a general release and includes the release of all Claims except for Claims based on any breach of this Agreement by the Company. It is further understood and agreed that this Agreement does not constitute any admission that any action taken with respect to you was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation. Nothing contained in this Agreement shall prohibit you from doing any of the following: (i) bringing an action to challenge the knowing and voluntary nature of your entering into this Agreement, (ii) pursuing a claim for unemployment compensation benefits to which you may be entitled, or (iii) filing charges or cooperating with any investigation by any governmental agency including the EEOC, the Massachusetts Commission Against Discrimination or any similar anti-discrimination agency; provided, however, that you waive your right to any financial recovery associated with such agency charges.

7.	All of the following obligations between you and the Company shall remain in effect in accordance with their respective terms (except as amended below), notwithstanding the foregoing releases of Claims: the April 27, 2007 Non-Competition Agreement between you and the Company (the “Non-Competition Agreement”), the April 27, 2007 Confidentiality Agreement between you and the Company (the “Confidentiality Agreement”), the May 11, 2011 Indemnification Agreement between you and the Company (the “Indemnification Agreement”) and all rights of indemnification or insurance that you may have based on any source referenced in Section 9 of the Indemnification Agreement (together with the Non-Competition Agreement, the Confidentiality Agreement and the Indemnification Agreement, the “Preserved Agreements”). You and the Company hereby affirm your continuing obligations under the terms of the Preserved Agreements. Notwithstanding the foregoing, you acknowledge that the Company may publicly disclose the terms and provisions of this Agreement in order to comply with its obligations under the Securities Exchange Act of 1934, as amended. Unless and until the terms and provisions of this Agreement are publicly disclosed by the Company, you may only disclose such information to your spouse, attorney, or financial advisors or as may be required by law or legal process. After such time as the terms and provisions of this Agreement are publicly disclosed by the Company, you shall not be subject to any disclosure restrictions with regard to this Agreement. You may also make disclosure of the terms of Sections 8 or 9 of this Agreement to any prospective employer at any time.

8.	From the Effective Date and for a period of two years after the end of the Severance Period (the “Non-Solicitation Period”), you agree that you shall not, either directly or indirectly, without the Company’s written consent:

(i) hire any employee or consultant of the Company or recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his employment or consulting relationship with, or otherwise cease his relationship with, the Company; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company where a prospective client, customer or account is any individual or entity whose business was solicited by the Company after May 1, 2012, proposed to be solicited by the Company after May 1, 2012, or who approached the Company after May 1, 2012 with respect to possibly becoming a client, customer, or account of the Company.

9.	From the Effective Date and for a period of one year after the end of the Severance Period, you agree that you shall not, either directly or indirectly, without the Company’s prior written consent, engage (whether for compensation or without compensation) as a proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than 1% of the total outstanding stock of a publiclyheld company), in any business activity which competes with any business then being conducted by the Company or any business proposed to be conducted by the Company as of the end of the Severance Period.

10.	During the Non-Solicitation Period, you agree not to make any negative or disparaging comments about the Company or any of the other Released Parties, whether orally or in writing. During the Non-Solicitation Period, the Company agrees not to make any negative or disparaging comments about you, whether orally or in writing. These restrictions shall not apply to statements made under oath in testimony in any legal proceeding.

11.	If any restriction set forth in Sections 8 or 9 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable. You acknowledge and agree that the restrictions contained in Sections 8 and 9 are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for this purpose. You agree that any breach of Sections 8 and 9 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach or threatened breach, in addition to such other remedies which may be available, the Company will have the right to seek specific performance and injunctive relief

12.	On or prior to the Resignation Date, you will return all documents, tapes, notes, digital records, passwords and other information or materials (and all copies) in your possession that are the property of the Company or that contain confidential information of the Company, whether relating to the Company or any of its customers or other organizations. You will also return your laptop computer, building pass card, office/file cabinet keys, and any other Company equipment/property in your possession. You agree to submit a final expense report, if any, to the Company within two weeks after the Resignation Date. You acknowledge that the Company is not required to make any payments or take any actions pursuant to this Agreement until you have returned all Company property in accordance with this Section 12.

13.	This Agreement is intended as a final, complete and exclusive expression of the parties’ agreement. This Agreement shall supersede all prior understandings, oral and written, between the parties concerning your employment, except as otherwise provided in this Agreement. This Agreement shall be executed simultaneously in two counterparts, each of which shall be deemed an original. This Agreement may not be changed or modified except by an agreement in writing. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and for this purpose the provisions of this Agreement are declared to be severable. You agree that while you have been employed by the Company, you have been properly compensated for all of the time you worked. You further state and represent that you have carefully read this Agreement, understand its contents and effect, and agree to all of its terms freely and voluntarily. This Agreement shall have the effect of an instrument executed under seal and the provisions hereof shall be binding upon and shall be for the benefit of your heirs, executors, administrators or other legal representatives and the successors and assigns of the Company and its affiliates. This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

14.	The parties agree that provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments are exempt from the requirements of Section 409A of the Code and accordingly, the Company acknowledges and agrees that it shall not report any such payments using IRS Code Z on any applicable Form W-2.

15.

You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss it with an attorney of your own choosing. If you choose to sign this Agreement prior to the 21st day following receipt, you do so on a purely voluntary basis and of your own free will. The parties agree that any changes to this Agreement, material or immaterial, will not restart the running of the twenty-one (21) day period. You are advised to consult an attorney before signing this Agreement. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to the Company. To be effective, your revocation must be postmarked and or received no later than the 7th day following your execution of this Agreement. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date on which you sign this Agreement and that the Company will not make any payment to you until such time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have read the above Agreement and attest that they fully understand and knowingly and voluntarily accept its provisions in their entirety without reservation.

CARBONITE, INC.

By:	/s/ David Friend
David Friend, Chief Executive Officer

/s/ Andrew Keenan
Andrew Keenan

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